Exhibit 99.1
SkyPeople Fruit Juice, Inc. Reports Full Year 2008 Results

Full Year 2008 Revenue Increases 41.8% to $41.6 million;
Full Year 2008 Net Income Increases 31.8% to $10.0 million

XI’AN, China – March 31, 2009 – SkyPeople Fruit Juice, Inc. (OTC BB: SPFJ) (“SkyPeople” or “the Company”), a leading processor and manufacturer of concentrated apple, kiwifruit, pear and other fruit juices and fruit products in the People's Republic of China, today reported full year 2008 revenue of $41.6 million and net income of $10.0 million.  For the fourth quarter of 2008, revenue was $19.2 million and net income was $6.1 million.

Full Year Fiscal 2008 Highlights

•	Revenue increased 41.8% to $41.6 million compared to $29.4 million for the prior year.

•	Gross profit margins increased by 16.7% to 43.3% in fiscal 2008, compared to gross profit margins of 37.1% for fiscal 2007.

•	Operating income increased 44.7% to $13.1 million, compared to $9.0 million in 2007.

•	Net income increased 31.8%, to $10.0 million, compared to $7.6 million in fiscal 2007.

•	Raised $3.4 million in gross proceeds in a private placement from certain accredited investors.

•	Completed the acquisition of Huludao Wonder on June 10, 2008.

•	Began production of concentrated peach juice in June and launched the large-scale production of concentrated mulberry juice in September, both at the Company’s Jingyang production base.

Management’s Commentary

"We are very proud of our performance in 2008,” said Mr. Yongke Xue, CEO of SkyPeople.  “Due to the diversity and quality of our products and the operating leverage inherent in our business model, we achieved net income of $10 million on total revenue of $41.6 million.”

Mr. Xue continued, “By successfully anticipating consumer preference for healthier fruit-based juice drinks, we are well positioned to meet the growing consumer demand both domestically and internationally.  Interest in small breed fruit products such as kiwifruit and mulberry is increasing worldwide due to their nutritional advantages and unique taste.  We added large-scale capacity to meet the rising demand, and continue to upgrade our existing facilities to increase output. The growth we are seeing in sales of concentrated kiwifruit juice and other related kiwifruit products has more than offset the 8% decrease in concentrated apple juice and apple aroma due to the slowdown in the global economy and decreased volume of concentrated apple juice exported from China.  Our market share of fruit beverages in China is expanding and we are concentrating our sales efforts on further penetrating the high-growth pure juice beverage market.”

Full Year 2008 Results

Total revenue for the full fiscal year ended December 31, 2008 was $41.6 million, or an increase of 41.8% compared to revenue of $29.4 million for the full of 2007.  The increase was primarily due to an increase in sales of concentrated kiwifruit juice and kiwifruit puree, kiwifruit seed, fresh kiwifruits and fruit beverages, partially offset by a decrease in sales of concentrated apple juice and apple aroma.

The gross profit margin was 43.3% in fiscal 2008 compared with 37.1% in fiscal 2007.  The increase in gross margin was primarily due to an increase in the gross margin of concentrated pear juice, concentrated kiwifruit juice and kiwifruit puree and fruit beverages, offset by a decrease in gross margin of concentrated apple juice and apple aroma and fresh fruits.

Operating expenses for the full fiscal year were $5.0 million, compared to operating expenses of $1.9 million in 2007.  General and administrative expenses increased by $1.7 million to $2.8 million in fiscal 2008, compared to $1.2 million in fiscal 2007.  The increase was primarily due to the consolidation of the Company’s Huludao’s operating results with those of Shaanxi Tianren since June 1, 2007 and forward, and an increase in legal and auditing expenses associated with being a public company.   Selling expenses increased by $0.8 million to $1.5 million for fiscal 2008 from $0.7 million in fiscal 2007, mainly due to an increase in freight and transportation expenses as a result of the increase in sales.  Research and development increased to $449,695 in fiscal 2008 from $30,878 for fiscal year 2007 related to the subcontracting of new products to an outside research institute.

Operating income increased 44.7% to $13.1 million in fiscal 2008 from $9.0 million in fiscal 2007.  Net income increased to $10.0 million in fiscal 2008 from $7.6 million in fiscal 2007.

Fourth Quarter Results

Revenue for the fourth quarter was $19.2 million, or an increase of 13.9% compared to revenue of $16.9 million for the fourth quarter of 2008.  The $2.3 million increase was primarily due to an increase in sales of concentrated kiwifruit juice and kiwifruit puree, kiwifruit seed, and fresh kiwifruits and fruit beverages, which was partially offset by a decrease in sales of concentrated apple juice and apple aroma.

Gross profit increased 66.9% to $10.2 million in the fourth quarter of 2008 compared to $6.1 million in the fourth quarter of 2007.   Gross margin as a percent of revenue in the fourth quarter was 53.3% compared to 36.4% in the fourth quarter of 2007.  The increase in gross margin was primarily due to increased sales of kiwifruit-related products, which generated a higher gross margin compared to the company’s other juice products.

Balance Sheet Highlights

As of December 31, 2008 cash and cash equivalents were $15.3 million and working capital (defined as current assets less current liabilities) was $13.4 million and stockholders’ equity was $41.1 million.

Business Outlook

Mr. Xue stated, "We enter 2009 with a growing product line, increasing market share, and strong momentum overall.  We will continue to upgrade our existing facilities to improve our operational efficiency and productivity, as well as look for targeted acquisition candidates to expand our position in the domestic and international fruit juice market.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. is a holding company for Shaanxi Tianren Organic Food Co., Ltd. (“Shaanxi Tianren”). Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. SkyPeople's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product. Shaanxi Tianren owns the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Tables Follow --

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2008	2007

CURRENT ASSETS
Cash and equivalents	$15,274,171	$4,094,238
Accounts receivable	11,610,506	9,153,687
Other receivables	297,394	55,737
Inventories	1,844,397	4,460,149
Advances to suppliers and other current assets	1,087,076	101,628
Total current assets	30,113,544	17,865,439

RELATED PARTY RECEIVABLE	-	480,254
PROPERTY, PLANT AND EQUIPMENT, Net	20,406,967	17,564,147
LAND USAGE REIGHT	6,404,771	6,138,297
OTHER ASSETS	2,362,049	71,818
TOTAL ASSETS	$59,287,331	$42,119,955

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$663,092	$2,997,740
Payable-acquisition of a subsidary	-	1,818,418
Accrued expenses	1,657,437	557,577
Accrued liquidated damages	254,301	-
Related Party Payable	23,452	143,366
Income taxes payable	1,450,433	114,909
Advances from customers	1,375,460	708,291
Short-term notes payable	11,256,871	6,406,922
Total current liabilities	16,681,046	12,747,223

NOTE PAYABLE, net of current portion	-	2,053,501

TOTAL LIABILITIES	$16,681,046	$14,800,724

MINORITY INTEREST	1,546,319	1,073,364

SHAREHOLDERS' EQUITY
Preferred B stock, $0.001 par value; 10,000,000 shares authorized
3,448,480 Series B Preferred Stock issued and outstanding	3,448	-
Common stock, $0.01 par value; 100,000,000 shares authorized
22,271,786 and 22,006,173 shares issued and outstanding as of
December 31, 2008 and December 31, 2007, respectively	222,718	220,062
Additional paid-in capital	13,791,723	10,682,755
Accumulated retained earnings	22,468,934	12,458,632
Accumulated other comprehensive income	4,573,143	2,884,418
Total stockholders' equity	41,059,966	26,245,867

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$59,287,331	$42,119,955

SKYPEOPLE FRUIT JUICE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2008	2007

Revenue	$41,648,605	$29,361,941
Cost of sales	23,607,409	18,467,045
Gross Margin	18,041,196	10,894,896

Operating Expenses
General and administrative expenses	2,830,739	1,158,759
Selling expenses	1,453,461	686,819
Research and development expenses	449,695	30,878
Liquidated damages	254,301	-
Total operating expenses	4,988,196	1,876,456

Income from Operations	13,053,000	9,018,440

Other Income (Expenses)
Interest Income	63,775	18,295
Subsidy Income	316,152	500,468
Interest expense	(932,048)	(70,622)
Other income (expenses)	353,698	(400,517)
Total other income (expenses)	(198,423)	47,624
Income Before Income Tax	12,854,577	9,066,064
Income Tax Provision	2,231,140	1,109,160
Income Before Minority Interest	10,623,437	7,956,904

Minority interest	613,135	360,501

Net Income	$10,010,302	$7,596,403

Earnings Per Share:
Basic earnings per share	$0.37	$0.35
Diluted earnings per share	$0.37	$0.35

Weighted Average Shares Outstanding
Basic	22,230,334	22,006,173
Diluted	26,831,961	22,006,173

Comprehensive Income
Net income	$10,010,302	$7,596,403
Foreign currency translation adjustment	1,688,725	2,349,283
Comprehensive Income	$11,699,027	$9,945,686

Contact:

SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
818-390-1272
springliu@skypeoplejuice.com

The Piacente Group, Inc.
Ms. Brandi Piacente
212-481-2050
esley@thepiacentegroup.com